Exhibit 99.1

VICTOR TECHNOLOGIES APPOINTS CHIEF MARKETING OFFICER

ST. LOUIS, MO — July 9, 2012 — Victor Technologies Group, Inc. announced today the appointment of Lee Qualls, 51, as Executive Vice President and Chief Marketing Officer. Over the past five years, Qualls held marketing positions at Exide Technologies, one of the world’s largest producers and recyclers of lead-acid batteries with operations in more than 80 countries. His most recent role was Vice President of Marketing and Application Engineering for the transportation and industrial businesses in the Americas.

“Lee brings extensive industrial and consumer marketing experience including brand management, product management and new product innovation,” said Martin Quinn, Chief Executive Officer of Victor Technologies. “He has significant international marketing experience and has developed marketing organizations in a variety of settings.”

Prior to joining Exide Technologies, Qualls served as Vice President of Global Brand Strategy for Shell Lubricants. He began his marketing career in consumer products with The Coca Cola Company where he held positions of increasing responsibility domestically and then internationally, including expatriate assignments in Russia and Denmark.

Qualls holds a B.B.A. in Business from The College of William and Mary and an M.B.A. from the University of North Carolina – Chapel Hill.

About Victor Technologies

Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, welding and gas control equipment under brand names that include Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the company’s web site at www.victortechnologies.com.

Investor Contact:

Debbie Bockius

Victor Technologies

636-728-3031